UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2011

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 13, 2011, Richardson Electronics, Ltd., a Delaware corporation (the “Company”), held a special meeting of its stockholders. As of December 13, 2010, the record date for the special meeting, 14,975,209 shares of Class A common stock, each entitled to one vote per share, and 3,001,961 shares of Class B common stock, each entitled to 10 votes per share, were issued and outstanding. Accordingly, as of the record date, the combined voting power of the Company’s shares of common stock entitled to vote at the special meeting was 44,994,819 votes. The proposal on which the Company’s stockholders voted at the special meeting, which was described in detail in its proxy statement dated December 23, 2010 and mailed to stockholders on or about such date, was to approve the sale to Arrow Electronics, Inc. (“Arrow”) of all of the assets primarily used or held for use in the Company’s RF, Wireless and Power Division business unit, certain other assets, and certain liabilities, pursuant to the Acquisition Agreement, dated October 1, 2010, by and among the Company, certain of the Company’s subsidiaries and Arrow. The proposal was approved at the special meeting, with 41,820,827 votes “FOR,” 6,830 votes “AGAINST” and 1,698 votes “ABSTAIN.” The Company expects to close the transaction within the next 45-50 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: January 14, 2011	By:	/S/ KYLE C. BADGER
	Name:	Kyle C. Badger
	Title:	Executive Vice President, General Counsel and Secretary